EQUIVA
                                               TRADING COMPANY

August 9, 2002

DEREK RESOURCES CORP
WIRE PAYMENT
335 BURRARD ST STE 1730
VANCOUVER BC CANADA V6C2G8, 1-0

Dear Sir or Madam:

Re: Change In Posted Price

You were recently sent a Contract Assignment from Equiva Trading Company (ETCO) to Shell Trading (US) Company (STUSCO) effective September 1, 2002. August 31, 2002 will be the last day Equiva Trading Company will post for crude oil, and effective September 1, 2002, STUSCO will commence posting for crude oil.

Accordingly, we would appreciate your acknowledgement  of  the
change   of  posted  prices  on  crude  contracts  (listing[s]
enclosed)  from  ETCO to Shell Trading (US) Company  effective
September 1, 2002.

We would appreciate receiving your response by returning a signed copy of this letter, either by mail or fax to (713) 246-8674 within ten days from the date of this letter. If we do not receive your response within ten days, we will assume your consent to the change of posted prices.

Thank you for your cooperation.

Sincerely,


/s/ Matt McComiskey
    ---------------
    Matt McComiskey
    Vice President


Attachments

     Crude Contract Numbers:             98679R01

     This will acknowledge the change of posted prices on our contracts that were assigned from Equiva Trading Company to Shell Trading (US) Company:


     By:       /s/ Frank Hallam

     Title:        CFO

     Date:         August 29/02